EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited
No. 21 Sheng Ming Yuan Road
Changping District
Beijing 102206

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Origin Agritech Limited (the “Company”), which are incorporated by reference in that Prospectus. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO McCabe Lo Limited
Hong Kong, March 14, 2008